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Shane Robison Joins Altera Board of Directors

San Jose, Calif., November 7, 2012—Altera Corporation (NASDAQ: ALTR) announced that Shane Robison has joined the company’s board of directors, effective November 7, 2012. Mr. Robison served most recently as executive vice president, chief technology officer and chief strategy officer for HP from 2002 to 2011. Additionally, during his 32-year career, Mr. Robison held senior executive leadership positions in product development and business management with world-leading technology companies, including AT&T Labs, Cadence Design Systems and Apple.
"Shane’s strong background in leading organizations dedicated to global innovation is a tremendous addition to the Altera board of directors," said John Daane, Altera president, CEO and chairman.
"The company’s ability to stay at the forefront of its sector for nearly three decades is impressive," said Mr. Robison. “I look forward to working with the board members to assist Altera with continuing to thrive in a highly competitive global marketplace.”
Mr. Robison holds a Master of Science degree and a Bachelor of Science degree in Computer Science from the University of Utah.
About Altera
Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.
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